UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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PHYSICIANS FORMULA HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Physicians Formula Holdings, Inc.
1055 West 8th Street
Azusa, California 91702

SUPPLEMENT TO NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Annual Meeting

This supplement provides updated information with respect to the annual meeting of stockholders of Physicians Formula Holdings, Inc. (“we” or the “Company”) to be held on June 9, 2009, at 10:00 a.m. Pacific time at the Physicians Formula Holdings, Inc. corporate office located at 1055 West 8th Street, Azusa, California 91702, for the purposes set forth in the Notice of Annual Meeting of Stockholders dated April 27, 2009.

On or about April 27, 2009, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement dated April 27, 2009 (the “Proxy Statement”) and our annual report, or printed copies of these materials.  This supplement is being made available on the Company’s website at http://investor.physiciansformula.com on or about May 26, 2009.  Except as specifically amended or supplemented by the information contained in this supplement, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares.

Purpose of Supplement

In conjunction with assuming the role of Interim Chief Financial Officer of the Company, Mr. Jeff M. Berry, one of the nominees for election to the Company’s Board of Directors named in the Proxy Statement, will resign from the Board of Directors effective May 29, 2009, and will no longer be a nominee for election to the Board of Directors.  As a result, the revised list of nominees approved by the Board of Directors includes each of the current Directors other than Mr. Berry.  Further information on the four (4) nominees is provided below and in the Proxy Statement.  The Board of Directors is not making a nomination for a fifth Director at this time.  The Board of Directors intends to fill the vacancy at such time as it identifies an appropriate candidate for election to the Board of Directors, which it expects to do after the annual meeting.

This supplement does not modify, amend, supplement or otherwise affect any other matter presented for consideration in the Proxy Statement.

Voting; Revocability of Proxies

If you have already submitted your proxy, you do not need to take any action unless you wish to change your vote.  Proxies received by stockholders will remain valid and will be voted at the annual meeting unless revoked.  Shares represented by proxies received before the annual meeting will be voted for the directors nominated by the Board of Directors as instructed by the proxies, except that votes will not be cast for Mr. Berry because he is no longer a nominee for election to the Board of Directors.

If you are a holder of record, at any time before your proxy is voted, you may change your vote by: (i) revoking it by written notice to the Chief Financial Officer of the Company at the address set forth above; (ii) delivering a later-dated proxy; or (iii) voting in person at the annual meeting.  If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other record holder for procedures on revoking or changing your proxy.

Election of Directors

Proposal No. 1 for the annual meeting consists of the election of Directors, to serve until the next annual meeting or until his or her successor is elected and qualified or until his or her earlier death, resignation or removal.  The candidates nominated by the Board of Directors consist of all of the nominees identified in the Proxy Statement, with the exception of Mr. Jeff M. Berry, who will resign from the Board of Directors effective May 29, 2009.  The Board of Directors is not making a nomination for a fifth Director at this time.  The Board of Directors intends to fill the vacancy at such time as it identifies an appropriate candidate for election to the Board of Directors, which it expects to do after the annual meeting.

Shares represented by proxies received by the Company will be voted for the remaining four nominees and will not be voted for Mr. Berry since he is no longer a nominee.  The Board of Directors knows of no reason why any of the four remaining nominees would be unavailable to serve.  Set forth below are the nominees for election to the Board of Directors:

Name	Director Since
Ingrid Jackel	2006
Zvi Eiref	2007
Jeffrey P. Rogers	2008
Padraic L. Spence	2009

Biographical information with respect to all nominees and share ownership information with respect to all nominees is set forth in the Proxy Statement under the captions “PROPOSALS TO BE VOTED ON—Proposal No. 1: Election of Directors” and “COMMON STOCK OWNERSHIP,” respectively.

Other Matters

The Company knows of no matters to be submitted at the annual meeting other than those presented in the Proxy Statement, as supplemented by this supplement.  If any other matters properly come before the annual meeting, it is the intention of the persons named in the proxy to vote the shares they represent in accordance with their best judgment on such matters.

By Order of the Board of Directors,

Ingrid Jackel
Chief Executive Officer
Azusa, California
May 26, 2009